Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED BUSINESS MANAGEMENT AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED BUSINESS MANAGEMENT AGREEMENT, dated as of May 9, 2014 (this “Amendment”), by and between Reit Management & Research LLC, a Delaware limited liability company (the “Manager”), and Hospitality Properties Trust, a Maryland real estate investment trust (the “Company”).

WHEREAS, the Company and the Manager are parties to an Amended and Restated Business Management Agreement, dated as of December 23, 2013 (the “Business Management Agreement”); and

WHEREAS, the Company and the Manager wish to amend the Business Management Agreement as further provided in this Amendment;

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1.   Section 20 of the Business Management Agreement is hereby replaced in its entirety to read as follows:

Term, Termination.  This Agreement shall continue in force and effect until December 31, 2014, and shall be automatically renewed for successive one year terms annually thereafter unless notice of non-renewal is given by the Company or the Manager before the end of the term.  It is expected that the terms and conditions may be reviewed by the Independent Trustees at least annually.

Notwithstanding any other provision of this Agreement to the contrary, this Agreement, or any extension thereof, may be terminated by the Company upon sixty (60) days’ written notice to the Manager, which termination must be approved by a majority vote of the Independent Trustees, or by the Manager on one hundred twenty (120) days’ written notice to the Company, provided if the Company gives notice of termination or notice of non-renewal of this Agreement, in either case given other than for Cause (either, a “Covered Termination”), the Company shall pay the Manager an amount (the “Termination Fee”) determined by (a) taking the average of the installments of the Management Fee payable for each of the twenty-four consecutive calendar months ended next prior to the date of notice of the Covered Termination (the “Determination Period”) and multiplying the average monthly installment by 12 (the “Annual Management Fee”), (b) taking the aggregate of all amounts payable for internal audit services pursuant to Section 15 of this Agreement during the Determination Period and dividing the result by 2 (the “Annual Audit Services Expense”) and (c) adding the Annual Management Fee and the Annual Audit Services Expense and multiplying the sum by 2.75.  One half of the Termination Fee shall be paid in cash together with the notice of the Covered Termination and the balance on or before the effective date of the Covered Termination.

If there is a Covered Termination within twenty-four calendar months following a merger between the Company and another real estate investment trust to which the Manager is providing business management services (a “RMR Managed Company”), in determining the Termination Fee: monthly installments of the Management Fee and amounts payable for internal audit services for the portion of the Determination Period which follows the merger shall be those payable by the survivor of the merger, and monthly installments of the Management Fee and amounts payable for internal audit services for the portion of the Determination Period which is prior to the merger shall be the aggregate of those payable by each of the Company and the other RMR Managed Company.

If there is a Covered Termination within twenty-four calendar months following the spin-off of a subsidiary of the Company (by sale in whole or part to the public or distribution to the Company’s shareholders) to which the Company contributed Properties (the “Contributed Properties”) and which was an RMR Managed Company both at the time of the spin-off and on the date of the Covered Termination, in determining the Termination Fee: (a) monthly installments of the Management Fee for the portion of the Determination Period which is prior to the spin-off shall be recalculated based upon Average Invested Capital after reduction by the historical cost of the Contributed Properties (if then included in Average Invested Capital), provided such recalculated monthly installments of the Management Fee shall only be used in determining the Termination Fee if they result in monthly installments of the Management Fee for the period prior to the spin-off which would have been lower than those which were payable, and (b) amounts payable for internal audit services for the portion of the Determination Period which is prior to the spin-off shall be reduced to represent the same percentage of amounts charged to all RMR Managed Companies as is charged to the Company after the spin-off.

Except for payment of the Termination Fee in the event of a Covered Termination, Section 21 hereof shall govern the rights, liabilities and obligations of the parties upon termination of this Agreement; and, except as provided in Sections 19, 20 and 21, such termination shall be without further liability of either party to the other, other than for breach or violation of this Agreement prior to termination.

For purposes of this Section 20, “Cause” shall mean acts of the Manager constituting bad faith, willful or wanton misconduct or gross negligence in the performance of its obligations under this Agreement.

The provisions of this Section 20 shall not apply as a limitation on the amount which may be paid by agreement of the Company and the Manager in connection with a transaction pursuant to which any assets or going business values of the Manager are acquired by the Company in association with termination of this Agreement and the Termination Fee is in addition to any amounts otherwise payable to the Manager under this Agreement as compensation for services and for expenses of or reimbursement due to the Manager through the date of termination.

2.   The following shall be added to Section 21 of the Business Management Agreement as the last paragraph:

In addition to other actions on termination or non-renewal of this Agreement, for up to one hundred twenty (120) days following the date of any notice of a Covered Termination or any notice of termination given by the Manager, the Manager shall cooperate with the Company and use commercially reasonable efforts to facilitate the orderly transfer of the management and real estate investment services provided under this Agreement to employees of the Company or to its designee, including, but not limited to the transfer of bookeeping and accounting functions and legal and regulatory compliance and reporting. In connection therewith, the Manager shall assign to the Company, and the Company shall assume, any authorized agreements the Manager executed in its name on behalf of the Company and the Manager shall assign to the Company all proprietary information with respect to the Company.  Additionally, the Company or its designee shall have the right to offer employment to any employee of the Manager whom the Manager proposes to terminate in connection with the Covered Termination and the Manager shall cooperate with the Company or its designee in connection therewith.

3.   This Amendment shall be effective as of the day and year first above written. Except as amended hereby, and as so amended, the Business Management Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

4.   The provisions of this Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

5.   This Amendment may be executed in separate counterparts, each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Amended and Restated Business Management Agreement to be executed by their duly authorized officers, under seal, as of the day and year first above written.

MANAGER:

REIT MANAGEMENT & RESEARCH LLC

By:	/s/ Adam D. Portnoy
Name: Adam D. Portnoy
Title: President and Chief Executive Officer

COMPANY:

HOSPITALITY PROPERTIES TRUST

By:	/s/ John G. Murray
Name: John G. Murray
Title: President and Chief Operating Officer